Exhibit 24(e)2

Gary Kerr SVP, CFO & Treasurer SPC	3535 Colonnade Parkway Bin S901-EC Birmingham, AL 35243

June 30, 2022

Mr. Matt Madison Southern Power Company 3535 Colonnade Pkwy Birmingham, AL 35243

Ms. Melissa K. Caen Southern Company Services, Inc. 30 Ivan Allen Jr. Blvd, NW Atlanta, GA 30308

Dear Mr. Madison and Ms. Caen:

As an officer of Southern Power Company, I hereby make, constitute, and appoint you my true and lawful Attorney in my name, place, and stead, to sign and cause to be filed with the Securities and Exchange Commission the Company’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2022 and September 30, 2022. This includes any necessary or appropriate amendment or amendments to such reports, to the Company’s other Quarterly Reports on Form 10-Q filed during 2022 or to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, such reports or amendments to such reports to be accompanied in each case by any necessary or appropriate exhibits or schedules thereto.

Yours very truly,

/s/Gary S. Kerr

Gary S. Kerr
SVP, CFO & Treasurer SPC